March 15, 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index due March 1, 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated February 26, 2024, related to the notes referred to above (the “pricing supplement”), the Call Premium Amount with respect to each Review Date is as set forth below:

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

•	first Review Date:	8.50% × $1,000
•	second Review Date:	17.00% × $1,000
•	third Review Date:	25.50% × $1,000
•	fourth Review Date:	34.00% × $1,000

In addition, notwithstanding anything to the contrary set forth in the pricing supplement, the estimated value of the notes, when the terms of the notes were set, was $921.20 per $1,000 principal amount note.

CUSIP: 48134WAC1

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-7 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•    Pricing supplement dated February 26, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000121390024017801/ea170658_424b2.htm

•    Product supplement no. 3-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf

•    Underlying supplement no. 23-I dated August 28, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023071317/ea160620_424b2.pdf

•    Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Amendment no. 1 to pricing supplement dated February 26, 2024 to product supplement no. 3-I dated April 13, 2023, underlying supplement no. 23-I dated August 28, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023